Exhibit 10.2
REYNOLDS AMERICAN INC.
LONG-TERM INCENTIVE PROGRAM

PERFORMANCE SHARE AGREEMENT

DATE OF GRANT: March 1, 2011
     1. Grant. Pursuant to the provisions of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan (the “Plan”), Reynolds American Inc. (the “Company”) on the date set forth above, has granted to
<insert name> (the “Grantee”),
subject to the terms and conditions which follow and the terms and conditions of the Plan, an initial grant (the “Target Number”) of
<insert number> Performance Shares.
A copy of the Plan has been provided to the Grantee and is made part of this Performance Share Agreement (this “Agreement”) with the same force and effect as if set forth in this Agreement itself. All capitalized terms used in this Agreement shall have the meaning set forth in the Plan, unless otherwise defined in this Agreement.
     2. Value. Each Performance Share shall be equal in value to one share of common stock, par value $0.0001 per share, of the Company or any security or other consideration into which such share may be changed by reason of any transaction or event of the type referred to in Section 11 of the Plan (each, a “Share”).
     3. Scoring. (a) Subject to the terms and conditions of this Agreement, the Performance Shares shall have a three-year performance period, consisting of the Company’s fiscal years 2011, 2012 and 2013 (the “Performance Period”), after which the number of Performance Shares earned (the “Earned Number”) will be determined as provided below, and when vested, will be paid in Shares.
          (b) If the Company fails to pay to its shareholders cumulative dividends of at least $6.36 per Share (the “Dividend Threshold”) for the Performance Period (which would exclude the dividend paid on January 3, 2011, but would include the dividend paid on January 2, 2014), then the Target Number shall be reduced by an amount equal to three times the percentage of the dividend underpayment for the Performance Period, up to a maximum Target Number reduction of 50% (the “Revised Target Number”).
          (c) At the end of the Performance Period, after determining if the Dividend Threshold has been met, the Earned Number shall be determined by multiplying the Target Number, or Revised Target Number if the Dividend Threshold has not been met, by the average score for the Company under the Reynolds American Inc. Annual Incentive Award Program (such program, and any successor plan or program thereto, “AIAP”) for fiscal years 2011, 2012 and 2013; provided, however, that such three-year average score shall in no event be greater than 150%; and provided, further, that the value of the Earned Number of Performance Shares that vest as provided in Section 4 of this Agreement, and are paid as provided in Section 5 of this Agreement, shall not exceed any maximum limits set by the Board of Directors pursuant to its resolutions adopted on February 16, 2011, or otherwise contained in the Plan.
          (d) Notwithstanding anything in Section 3 of this Agreement to the contrary, in the event of a Change of Control prior to the end of the Performance Period, the Earned Number shall be equal to the product of (i) the Target Number and (ii) the average of the following: (x) the score for the Company under the AIAP for each fiscal year of the Performance Period ending prior to the date of such Change of Control, and (y) a score of 100% for each fiscal year of the Performance Period ending after the date of such Change of Control (the “Change of Control Earned Number”).
     4. Vesting. (a) Subject to the terms and conditions of this Agreement, the Earned Number of Performance Shares shall vest on March 1, 2014 (the “Normal Vesting Date”) if the Grantee remains employed by the Company or a subsidiary of the Company on such date.
          (b) Notwithstanding anything in Section 4(a) of this Agreement to the contrary, in the event of (i) the Grantee’s Retirement (as such term is defined below) or (ii) the Grantee’s involuntary Termination of Employment without Cause (as such terms are defined in Section 6 of this Agreement), in either case, prior to the end of the Performance Period, the number of Performance Shares that will vest on the Normal Vesting Date shall be equal to the product of (x) the Earned Number and (y) a fraction, the numerator of which shall be the number of days between the Date of Grant and the date of the Grantee’s Retirement or Termination of Employment without Cause, as applicable, and the denominator of which shall be the number of days between the Date of Grant and the Normal Vesting Date, and the remaining Performance Shares will be forfeited and cancelled on the Normal Vesting Date. For purposes of this Agreement, the term “Retirement” shall mean an employee’s voluntary Termination on or after his or her 65th birthday, on or after his or her 55th birthday with 10 or more years of service with the Company or a subsidiary of the Company, or on or after his or her 50th birthday with 20 or more years of service with the Company or a subsidiary of the Company.
          (c) Notwithstanding anything in Section 4(a) of this Agreement to the contrary, in the event of (i) the Grantee’s death or (ii) the Grantee’s Permanent Disability (as such term is defined in the Company’s Long-Term Disability Plan), the number of Performance Shares that will vest on the date of the Grantee’s death or Permanent Disability, as applicable, shall be equal to the product of (x) the Target Number and (y) a fraction, the numerator of which shall be the number of days between the Date of Grant and the date of the Grantee’s death or Permanent Disability, as applicable, and the denominator of which shall be the number of days between the Date of Grant and the Normal Vesting Date, and the remaining Performance Shares will be forfeited and cancelled on the date of the Grantee’s death or Permanent Disability, as applicable.
          (d) Notwithstanding anything in Section 4(a) of this Agreement to the contrary, in the event of a Change of Control, the number of Performance Shares that will vest on the date of such Change of Control shall be equal to the product of (i) the higher of (x) the Target Number and (y) the Change of Control Earned Number, and (ii) a fraction, the numerator of which shall be the number of days between the Date of Grant and the date of the Change of Control, and the denominator of which shall be the number of days between the Date of Grant and the Normal Vesting Date, and the remaining Performance Shares will be forfeited and cancelled on the date of such Change of Control.
          (e) Notwithstanding anything in Section 4 of this Agreement to the contrary, in the event of the Grantee’s voluntary Termination of Employment (other than at Retirement) or Termination of Employment for Cause (as such terms are defined in Section 6 of this Agreement), the Performance Shares shall be immediately forfeited and cancelled.
     5. Payment. (a) Payment of vested Performance Shares shall be made only in Shares. At the Company’s sole discretion, such Shares may be issued in certificated or book-entry form.
          (b) Except as set forth in Section 5(c) of this Agreement, or except under such other circumstances as the Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Compensation Committee”) deems appropriate for participants other than a “Covered Employee” within the meaning of Section 162(m) of the Internal Revenue Code, no payment of vested Performance Shares shall be made to the Grantee prior to the end of the Performance Period. Except as otherwise provided by this Agreement, payment of vested Performance Shares shall be made as soon as practicable following the Normal Vesting Date, and in any event no later than March 15, 2015.
          (c) In the event of a Change of Control, the Grantee’s death or the Grantee’s Permanent Disability, the payment of vested Performance Shares shall be paid as soon as practicable after such event occurs, and in any case no later than March 15 after the end of the year in which such event occurs.
          (d) In the event of the death of a Grantee, any payment to which such Grantee is entitled under this Agreement shall be made to the beneficiary designated by the Grantee to receive the proceeds of any noncontributory group life insurance coverage provided for the Grantee by the Company or a subsidiary of the Company (“Group Life Insurance Coverage”). If no designation of beneficiary has been made by a Grantee under the Group Life Insurance Coverage, distribution upon such Grantee’s death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Grantee is no longer an employee of the Company at the time of death or no longer has any Group Life Insurance Coverage, distribution upon such Grantee’s death shall be made to the Grantee’s estate.
     6. Termination of Employment. (a) For purposes of this Agreement, the term “Termination of Employment” shall mean termination from active employment with the Company or a subsidiary of the Company; it does not mean the termination of pay and benefits at the end of a period of salary continuation (or other form of severance pay or pay in lieu of salary).
          (b) For purposes of this Agreement, if the Grantee has an employment or severance agreement or is covered under a severance plan of the Company or one of its subsidiaries, employment shall be deemed to have been terminated for “Cause” only as such term is defined in such employment or severance agreement or such severance plan. For purposes of this Agreement, if the Grantee does not have an employment or severance agreement or is not covered under a severance plan of the Company or one of its subsidiaries that defines the term

“Cause,” the Grantee’s employment shall be deemed to have been terminated for “Cause” if the Termination of Employment results from the Grantee’s: (i) criminal conduct; (ii) deliberate and continual refusal to substantially perform his or her employment duties; (iii) deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee more senior than the Grantee or a majority of the Board of Directors of the Company; (iv) deliberate misconduct which could be materially damaging to the Company or any of its business operations without a reasonable good faith belief by the Grantee that such conduct was in the best interests of the Company, (v) material violation of the Company’s Code of Conduct or any policy of the Company; or (vi) material breach of any noncompetition, non-disclosure of confidential information or commitment to provide assistance agreement or obligation to the Company. A Termination of Employment shall not be deemed for Cause hereunder unless the chief human resources officer of the Company shall confirm that any such Termination of Employment is for Cause; provided, however, that the chief executive officer of the Company shall be required to confirm that a Termination of Employment of the chief human resources officer of the Company is for Cause. Any voluntary Termination of Employment by the Grantee in anticipation of an involuntary Termination of Employment for Cause shall be deemed to be a Termination of Employment for Cause.
     7. Dividend Equivalent Payment. At the time of the payment of the vested Performance Shares, the Grantee shall receive a cash dividend equivalent payment in an amount equal to the product of (a) the Earned Number and (b) the aggregate amount of dividends per share declared and paid to the Company’s shareholders on Shares during the period from the Date of Grant through the date of the payment of the Performance Shares, without interest (the “Actual Dividends Paid”); provided, however, that in the event of the Grantee’s death or Permanent Disability or in the event of a Change of Control, the amount of the dividend equivalent payment to the Grantee shall be equal to the product of (i) the Target Number (in the case of death or Permanent Disability) or the Change of Control Earned Number (in the case of a Change of Control), and (ii) the Actual Dividends Paid. Notwithstanding anything in Section 7 of this Agreement to the contrary, to the extent the payment of the vested Performance Shares occurs after both the date a dividend has been declared by the Company and the record date for such dividend, but prior to the dividend payment date related thereto, the amount of the Actual Dividend Paid also shall include such dividend. In the case of a dividend payment to be paid in property, the dividend payment shall be deemed to be the fair market value of the property at the time of distribution of the dividend payment to the Grantee, as determined by the Compensation Committee.
     8. Rights as a Shareholder. The Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to the Performance Shares unless and until, and to the extent, the Performance Shares vest and Shares have been paid to the Grantee in accordance with Section 5 of this Agreement.
     9. Transferability. Other than as specifically provided in this Agreement with regard to the death of the Grantee, this Agreement and any benefit provided or accruing hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Grantee.

     10. No Right to Employment. Neither the execution and delivery of this Agreement nor the granting of the Performance Shares evidenced by this Agreement shall constitute any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Grantee for any specific period or in any specific capacity or shall prevent the Company or its subsidiaries from terminating the Grantee’s employment at any time with or without Cause.
     11. Application of Laws. The granting of Performance Shares under this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
     12. Notices. Any notices required to be given hereunder to the Company shall be addressed to the Corporate Secretary, Reynolds American Inc., Post Office Box 2990, Winston-Salem, NC 27102-2990, and any notice required to be given hereunder to the Grantee shall be sent to the Grantee’s address as shown on the records of the Company.
     13. Taxes. Any taxes required by federal, state or local laws to be withheld by the Company in respect of the grant of Performance Shares or payment of vested Performance Shares hereunder shall be paid to the Company by the Grantee by the time such taxes are required to be paid or deposited by the Company. The Grantee hereby authorizes the necessary withholding of Performance Shares by the Company to satisfy the minimum statutory tax withholding amount prior to delivery of the vested Performance Shares.
     14. Administration and Interpretation. In consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that the Compensation Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Compensation Committee shall be final, conclusive, and binding upon the Grantee, the Company and all other interested persons. No member of the Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Compensation Committee may delegate its interpretive authority as permitted by the provisions of the Plan.
     15. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed and interpreted in accordance with such intent.
     16. Amendment. This Agreement is subject to the Plan, a copy of which has been provided to the Grantee. The Board of Directors and the Compensation Committee, as applicable, may amend the Plan, and the Compensation Committee may amend this Agreement, at any time in any way, except that, other than for adjustments under Section 15 hereof and as otherwise provided by the Plan, any amendment of the Plan or this Agreement that would impair the Grantee’s rights under this Agreement may not be made without the Grantee’s written consent.
     17. Litigation Assistance. (a) In addition to any other obligations of the Grantee under law or any other agreement with the Company or any of its subsidiaries, in consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that during the continuation of his or her employment by the Company or any of its subsidiaries and during the one-year period commencing upon his or her Termination of Employment, for any reason, the Grantee:
               (i) will personally provide, at the Company’s cost, reasonable assistance and cooperation to the Company and its subsidiaries in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company or any of its subsidiaries;
               (ii) will promptly notify the Company upon receipt of any requests from anyone other than an employee or agent of the Company for information regarding the Company or any of it its subsidiaries, or if the Grantee becomes aware of any potential claim or proposed litigation against the Company or any of its subsidiaries;
               (iii) will refrain from providing any information related to any claim or potential litigation against the Company or any of its subsidiaries to any non-Company representatives without either the Company’s written permission or being required to provide information pursuant to legal process;
               (iv) will not disclose or misuse any confidential information or material concerning the Company or any of its subsidiaries; and
               (v) will not engage in any activity detrimental to the interests of the Company or any of its subsidiaries, including, without limitation, an act of dishonesty, moral turpitude or other misconduct that has or could have a detrimental impact on the business or reputation of the Company or any of its subsidiaries.
     (b) In further consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that if required by law to provide sworn testimony regarding any Company-related matter: the Grantee will consult with and have Company designated legal counsel present for such testimony (the Company will be responsible for the costs of such designated counsel); the Grantee will limit his or her testimony to items about which the Grantee has knowledge rather than speculation, unless otherwise directed by legal process; and the Grantee will cooperate with the Company’s attorneys to assist their efforts, especially on matters the Grantee has been privy to, holding all privileged attorney-client matters in strictest confidence.
     18. Noncompetition Agreement. (a) In addition to any other obligations of the Grantee under law or any other agreement with the Company or any of its subsidiaries, in consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that during the continuation of his or her employment by the Company or any of its subsidiaries and during the one-year period commencing upon his or her Termination of Employment, for any reason, the Grantee will not:
          (i) be employed or retained as an employee or independent contractor in a sales-related capacity, marketing role, strategic planning role, financial role or product research and development role for any Competitive Business in the Territory;
          (ii) be employed by or consult with any Competitive Business in the Territory in any sort of position or capacity related to the services the Grantee performed while an employee of the Company or any of its subsidiaries;

          (iii) act as an officer or director of any Competitive Business in the Territory; or
          (iv) directly or indirectly, solicit, offer employment or hire any employee (other than secretarial and clerical personnel) who was employed by the Company or any of its subsidiaries, at the time of the Grantee’s Termination of Employment or who was employed by the Company or any of its subsidiaries during the 90-day period preceding such date, to become employed by any person, firm, entity or corporation, or approach any such person for any of the foregoing reasons.
     (b) For purposes of Section 18 of this Agreement, the terms set forth below have the following definitions:
          (i) “Business” means the business of manufacturing, distributing, advertising, promoting, marketing or selling any of the following products: (A) any cigarette, cigar, little cigar, “roll-your-own” tobacco, smokeless or smoke-free tobacco product (including, without limitation, moist snuff, dry snuff, snus, loose leaf, plug and twist tobacco and any other smokeless or smoke-free tobacco, including dissolvable products, that may be invented); (B) any nicotine replacement therapy products, including nicotine gum, mouth spray and pouches; and (C) any other product that the Company or any of its subsidiaries invent, develop and/or market.
          (ii) “Competitive Business” means any corporation, limited liability company, partnership, person, firm, organization, entity, enterprise, business or activity that competes with the Business; and
          (iii) “Territory” means (A) the United States of America, its territories, commonwealths and possessions (including, without limitation, duty-free stores or outlets located anywhere in any of the foregoing places); (B) U.S. military installations located anywhere in the world; and (C) any other location in which the Company conducts the Business.
     (c) Notwithstanding anything to the contrary contained in this Agreement, Section 18 of this Agreement will not prohibit a Grantee from engaging in the authorized practice of law, whether for a firm, corporation or otherwise, in any jurisdiction that prohibits agreements restricting the right of an individual to engage in such practice. A Grantee, however, will continue to be bound by any and all applicable professional and ethical rules of conduct that govern the use for disclosure of confidential information obtained during the course of any representation of the Company or any of its subsidiaries. This Agreement does, however, prohibit a Grantee from engaging in any of the activities outlined in Section 18(a) of this Agreement in a non-legal, business role.
     (d) The Grantee agrees that any breach of the covenants contained in Section 18 of this Agreement would irreparably injure the Company and that its remedies at law would be inadequate. Accordingly, in the event of any breach or threatened breach of Section 18 of this Agreement, the Company shall be entitled to an injunction (and/or other equitable relief), restraining such breach or threatened breach, and to the reimbursement of court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this Agreement. The existence of any claim or cause of action on the part of the Grantee against the Company or any of its subsidiaries shall not constitute a defense to the enforcement of these provisions. The rights and remedies hereunder provided to the Company shall be cumulative and shall be in addition to any other rights or remedies available at law, in equity or under this Agreement.
     (e) If any of the provisions of Section 18 of this Agreement are determined by a court of law to be excessively broad, whether as to geographical area, time, scope or otherwise, such provision shall be reduced to whatever extent is reasonable and shall be enforced as so modified. Any provisions of Section 18 of this Agreement not so modified shall remain in full force and effect.
     19. Recoupment Provisions. (a) Subject to the clawback provisions of the Sarbanes-Oxley Act of 2002, the Compensation Committee may, in its sole discretion, direct that the Company recoup, and upon demand by the Company the Grantee agrees to return to the Company, all or a portion of any Shares paid to the Grantee hereunder computed using financial information or performance metrics later found to be materially inaccurate. The number of Shares to be recovered shall be equal to the excess of the number of Shares paid out over the number of Shares that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.
     (b) The Compensation Committee may direct recoupment of Shares pursuant to Section 19(a) of this Agreement whether or not it directs recoupment of related AIAP payouts. The Compensation Committee also may amend a yearly AIAP payout percent for purposes of recoupment of Shares under this Agreement without directing recoupment of related AIAP payouts.
     (c) If the Company reasonably determines that the Grantee has materially violated any of the Grantee’s obligations under Sections 17 or 18 of this Agreement, then effective the date on which such violation began, (i) any Performance Shares that have not yet vested and been paid to the Grantee under this Agreement shall be forfeited and cancelled, and (ii) the Company may, in its sole discretion, recoup any and all of the Shares previously paid to the Grantee under this Agreement.
     (d) If after a demand for recoupment of Shares under Section 19 of this Agreement, the Grantee fails to return such Shares to the Company, the Grantee acknowledges that the Company (or the Company through the actions of any of its subsidiaries employing the Grantee, if applicable) has the right to effect the recovery of the then current value of such Shares and the amount of its court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this Agreement by (i) deducting (subject to applicable law and the terms and conditions of the Plan) from any amounts the Company (and if applicable, any subsidiary of the Company employing the Grantee) owes to the Grantee (including, but not limited to, wages or other compensation), (ii) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that otherwise would have been made in accordance with the Company’s or any of its subsidiaries’ otherwise applicable compensation practices, or (iii) any combination of the foregoing. The right of recoupment set forth in the preceding sentence shall not be the exclusive remedy of the Company, and the Company may exercise each and every other remedy available to it under applicable law.
     20. Qualified Performance-Based Awards. If the Grantee is a Covered Employee, the grant of Performance Shares evidenced by this Agreement shall be considered a Qualified

Performance-Based Award. In furtherance thereof, and notwithstanding anything in this Agreement or the Plan to the contrary, the Earned Number of Performance Shares that such Grantee may earn for the Performance Period pursuant to the grant evidenced by this Agreement (the “Earned Shares”) shall be determined by the Compensation Committee based on, and must have a value (the “Earned Shares Value”) that in no event exceeds a value equal to, the percentage of the Company’s cumulative Cash Net Income (as defined below) for the Performance Period previously established by the Board of Directors of the Company in resolutions adopted on February 16, 2011 to apply with respect to the Grantee for the Performance Period (the “Award Pool Value”). Notwithstanding the prior sentence, the Compensation Committee shall have the power and authority, in its sole and absolute exercise of negative discretion, to reduce the Earned Shares such that the Earned Shares Value will be less than the Award Pool Value, which reduction may be made by taking into account the factors described above under Section 3 of this Agreement or any other criteria the Compensation Committee deems appropriate. The reductions in Earned Shares Value, if any, shall not result in any increases in the value of performance shares earned by any other awardee. For purposes of this Agreement, the term “Cash Net Income” shall mean the Company’s net income from continuing operations in the consolidated statement of income adjusted for the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in the Company’s annual report for 2011, 2012 and 2013, respectively).
     21. GOVERNING LAWS. THE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAWS. ANY CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY IN THE COURTS (FEDERAL AND STATE) SITUATED IN THE STATE OF NORTH CAROLINA, FORSYTH COUNTY. THE GRANTEE CONSENTS TO PERSONAL JURISDICTION IN THE STATE OF NORTH CAROLINA AND IN THE COURTS THEREOF FOR THE ENFORCEMENT OF THIS AGREEMENT, AND WAIVES ANY RIGHTS THE GRANTEE OTHERWISE MAY HAVE UNDER THE LAWS OF ANY JURISDICTION TO OBJECT ON ANY BASIS TO JURISDICTION OR VENUE WITHIN THE STATE OF NORTH CAROLINA TO ENFORCE THIS AGREEMENT.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Date of Grant first above written.

REYNOLDS AMERICAN INC.
By:
Authorized Signature

Grantee’s Signature

Print Name: